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                                                                    Exhibit 99.1


         Ingen Technologies, Inc. Receives New Symbol With Reverse Stock Split

                           - IGTG: Formerly IGTN -

CALIMESA, Calif., Dec. 6 /PRNewswire-FirstCall/ -- Ingen Technologies, Inc. (OTC: IGTG), a medical device manufacturer of OxyAlert(TM), OxyView(TM), and Secure Balance(TM), announces that Stockholders of Ingen Technologies, Inc., a Georgia corporation, voted back on October 31, 2005 for a reverse split of the common stock and Series A Convertible Preferred Stock. The effective date of the reverse split for OTC trading is the opening of business on December 6, 2005. The new trading symbol is IGTG. Under the terms approved by the stockholders, every 40 shares of issued and outstanding common stock shall be converted at the effective time into 1 share of common stock; provided, however, that the corporation shall issue one (1) full share of common stock to its stockholders for any fractional interest remaining after conversion of all outstanding shares.

The corporation's transfer agent is Executive Registrar & Transfer, Inc., 3615 South Huron Street, Suite 104, Englewood, CO 80110, Telephone (303) 783-9055, Facsimile (303) 783-0852. Stockholders who want to exchange their old certificates should contact the transfer agent concerning its procedures and fees.

Further, the symbol change was reported www.otcbb.com/OtherDailyList before the market close on December 5, 2005.

About Ingen Technologies, Inc.

Ingen Technologies, Inc. is a public company trading under NASDAQ OTC: IGTG, which has been in business since 1999. IGTG is a medical device manufacturer and a growth-oriented company that owns US patent(s), trademarks, and proprietary medical products.

The Company's flagship product is OxyAlert(TM), a second-generation design of the Company's BAFI(TM) product line. Both of these products have been issued two US Patents: Patent No. 6,137,417 issued on October 24, 2000 and Patent No. 6,326,896 issued on December 4, 2001. Both of these products are low-oxygen safety warning devices used on remote oxygen cylinders for patients, commercial aircraft, military transport, and fire and safety equipment. OxyAlert(TM) technology encompasses the use of digital sensing and RF frequency transfer so that care givers can access a hand-held remote to monitor the actual oxygen level of any oxygen cylinder at a reasonable distance.

The newest product, OxyView(TM), has a patent pending, and is a pneumatic gauge that provides visual safety warning of oxygen flow to hospitalized patients. This product enhances the safety, assurance and accuracy of hospitalized patients being administered oxygen from any source. OxyView(TM) is a lightweight pneumatic gauge that is attached to the oxygen tubing just below the neck. It informs the nursing staff of oxygen flow rate near the patient. It could quickly inform the hospital staff of any leak or inaccuracy between the delivery source and the patient.

The Secure Balance(TM) product is a private-label product that includes a vestibular function testing system and balance therapy system. The vestibular function testing system is manufactured by Interacoustics LTD. in Denmark and is referred to as the VNG. The balance therapy system is manufactured by SportKAT(R), Inc. in San Diego, California. The Secure Balance(TM) program provides equipment, education and training about balance and fall prevention to physicians and clinicians worldwide.

The Pure Produce(TM) product is a continuing research & development program currently under design. This program uses hydroponics technology to grow various plants without the use of soil, fertilizer and water consumption. The Company anticipates entering the nutriceutical and pharmaceutical markets over the next two years.

"Our team of professionals has developed our medical products for the ever-increasing elderly population. Our products are superior to any of our competition and they allow for effective medical product availability to seniors, and at the same time the increasing senior population allows for a steady growth in sales and profits," said Scott Sand, CEO & Chairman of Ingen Technologies.

    For more information, visit www.ingen-tech.com

    Investor Relations Contact:  Scott R. Sand, C.E.O. & Chairman
                                 Ingen Technologies, Inc. - Administrative
                                 Office
                                 35193 Avenue "A", Suite - C
                                 Yucaipa, California 92399
                                 Phone: (800) 259-9622 or (909) 790-7180
                                 Fax: (800) 777-1186 or (909) 795-6340
                                 Email: Info@ingen-tech.com
                                 A Member of the Better Business Bureau
                                 A Member of the Chamber of Commerce
                                 A Licensed Business in the City of Yucaipa

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements that are made pursuant to "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ will be set forth in the company's periodic filings (the first of which, since reporting ceased in 1998, will be filed shortly) with the U.S. Securities and Exchange Commission.

SOURCE  Ingen Technologies, Inc.
    -0-                             12/06/2005
    /CONTACT: Scott R. Sand, C.E.O. & Chairman of Ingen Technologies, Inc., +1-800-259-9622, or +1-909-790-7180, or fax, +1-800-777-1186, or
+1-909-795-6340, Info@ingen-tech.com/
    /Web site:  http://www.ingen-tech.com /
    (IGTN IGTG)